B4MC Gold Mines, Inc.	NEWS RELEASE
3651 Lindell Road, Suite D565
Las Vegas, NV 89103	For Immediate Release, December 20, 2016

B4MC Gold Mines, Inc. Announces Letter of Intent to Acquire
Certain Subsidiaries of Gutami Holding BV

Las Vegas, NV, December 20, 2016—B4MC Gold Mines, Inc. (“BFMC”; OTC Markets: BFMC) today announced the execution of a letter of intent (the “LOI”) for the acquisition of all of the outstanding shares of capital stock of a company (the “Holding Company”) to be formed and wholly owned by Gutami Holding BV (“Gutami”). Gutami develops solar and wind energy projects in Europe, the Caribbean, Asia and Africa/Middle East, and will transfer its ownership and rights of several solar power development projects currently in the pre-construction stage, as well as its future worldwide renewable energy project development business. The Seller is, and the Holding Company will be, based in The Netherlands.

Under the LOI, BFMC will issue unregistered shares of its common stock for all of the issued and outstanding capital stock of the Holding Company. Gutami’s present executive team will be joined by a senior executive from BFMC to form the new expanded management team upon closing of the acquisition. Gerben Pek will continue as CEO of the combined entity.

The transaction is subject to the negotiation and execution of a definitive acquisition agreement and to successful completion of due diligence reviews by BFMC and Gutami, audit of the Holding Company’s financial statements, and other conditions.

At closing, it is anticipated that BFMC will issue 53,172,680 unregistered shares of its common stock in exchange for all of the presently outstanding capital stock of the Holding Company. BFMC presently has 5,667,485 shares of common stock issued and outstanding.

Prior to the closing of the reverse acquisition, PacificWave Partners Limited (“PacificWave Partners”) is arranging a private placement of up to 250,000 additional shares of BFMC common stock. If the acquisition and private placement are completed on the terms contemplated, the Company would have 59,090,165 shares issued and outstanding on a fully diluted basis, of which current BFMC shareholders would own approximately 10.0% and Gutami would own approximately 90.0%. It is anticipated that the name of BFMC will be changed to Global Renewable Energy Inc. subsequent to closing.

The Company and Gutami will also use commercially reasonable efforts to consummate, on or about the date of closing of the reverse acquisition, an approximately €45.0 million private placement in Europe of bonds to be backed by the Holding Company’s current projects that are in the pre-construction phase.

PacificWave Partners, an innovative global merchant bank and investment management firm, and Topan AG, a financial and strategic advisor, advised on the transaction; PacificWave Partners is also arranging the private placement. Henrik Rouf, Managing Director of PacificWave Partners, said: “We are excited about the potential presented by the acquisition of Gutami’s renewable energy project development business. BFMC and its principal shareholders have considered a number of acquisition/merger candidates in a number of sectors, and believe that Gutami offers an exciting opportunity for BFMC and its shareholders. We expect to continue to look for strategic opportunities that may require additional equity funding when opportunities arise.”

Bennett Yankowitz, President of BFMC, said: “We believe the Gutami transaction will offer our shareholders a stake in a solid company in a growing market. Gutami has a number of exciting renewable projects in development in Europe, the Caribbean, Asia and Africa/Middle East, and we believe that the combined company will have substantial room for growth in the global renewable power industry.”

Gutami’s CEO, Gerben Pek, commented, “The reverse acquisition by BFMC will provide our company with a public presence that will allow us to bring together a talented executive team that will have the tools to accelerate our growth. It will also create greater liquidity to attract investment capital to fund the expansion of our current business into new markets and to add key team members.”

The LOI envisions that Gutami executives will head the post-acquisition company, with Gerben Pek serving as CEO and Chairman of the Board of Directors. It is anticipated that Bennett Yankowitz will continue serving on the Board of Directors and will assume the role of general counsel. Gutami will have the right to appoint three additional board members.

The common stock of BFMC to be sold in the private placement and issued for the reverse acquisition will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and other applicable securities laws.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy common stock of BFMC, nor shall there be any sale of common stock of BFMC in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BFMC

BFMC is a smaller reporting public company, and is considered a “public shell,” since at the present time it has no ongoing operations. BFMC has been actively seeking to merge with or acquire one or more private companies to create a foundation to grow and expand. In preparation for a merger or acquisition with an active operating company, BFMC’s former management abandoned its previous exploratory efforts, which were in the voice-over-internet (VoIP) sector.

About Gutami

Gutami develops, constructs and operates solar and wind energy projects in several niches, including upcoming markets, large solar rooftop installations, wholesale, private lease, and cell- and panel-production projects. Gutami typically partners with a governmental agency or other strong local partner for each project, and has several strategic partnerships with world-leading companies in the solar and wind energy market, including Siemens and SUMEC.

Prior to closing of the transaction, Gutami will transfer to the Holding Company all of its rights to solar projects under development, as well as its ongoing development business. Gutami will retain ownership of its interests in projects completed to date, which include several solar ground-plant projects and solar rooftop projects located in Europe and the Caribbean.

About PacificWave Partners

PacificWave Partners is a privately held global merchant bank and investment management firm. PacificWave Partners provides a wide range of financial services to privately held and publicly traded companies in the United States, Europe and Asia. Services include investment management solutions for high-net-worth individuals, assistance with financings, reverse mergers and alternative public offerings. Founded in 2004, the firm has representative offices worldwide.

About Topan AG

Topan is a privately held global financial and strategic advisory firm based in Switzerland and dedicated to developing economic, ecological and ethical values.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “may,” “future,” “plan” or “planned,” “will” or “should,” “expected,” “anticipates,” “draft,” “eventually” or “projected.” Readers are cautioned that such statements, including statements regarding the proposed acquisition of the Holding Company and the proposed private placement and solar bond offering, are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, without limitation, BFMC’s ability to implement, and obtain funding to carry out, its prospective businesses, BFMC and the Holding Company’s ability to close the acquisition agreement and thereafter satisfy any conditions thereto, the consequences of the potential acquisition of the Holding Company, BFMC’s possible inability to obtain additional financing as may be required in the future under reasonable terms or at all, BFMC’s possible lack of cash flows, BFMC’s possible failure to hold, attract and keep key personnel, technological changes and the possibility of increased competition, and the impact on capital markets by the broad economic downturn. Many of these risks are beyond BFMC’s ability to forecast or control. Such risks may also include the risks that actual results may differ materially from those projected in the forward-looking statements; projected events in this press release may not occur due to unforeseen circumstances, various factors, and other risks identified in BFMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and other filings with the U.S. Securities and Exchange Commission made by BFMC.

Media Contact:

Henrik Rouf
Managing Director, Pacific Wave Partners Limited
+1 310 666 0750

info@pacificwavepartners.com

Information found on the website of PacificWave Partners and the websites of BFMC and Global Solar Investments BV are not incorporated by reference.